Exhibit 19

SECURITIES TRADING POLICY

[Amended and Restated August 17, 2023]

The Need For a Securities Trading Policy

Gentherm Incorporated (including its direct and indirect subsidiaries and affiliates, the “Company”) has adopted this Securities Trading Policy (“Policy”) in order to set forth procedures governing specified securities transactions by employees, officers and directors of the Company and other specified persons below to comply with federal securities laws and regulations (collectively “federal securities laws”) adopted by the U.S. Securities and Exchange Commission (the “SEC”).

Federal securities laws prohibit the purchase, sale or other transactions in the Company’s securities by specified persons while aware of material non-public information about the Company, or the disclosure of material non-public information about the Company by such persons to another person who then trades in the Company's securities. Insider trading violations are pursued vigorously by the SEC and the U.S. Justice Department and are punished severely. Those subject to sanctions include the persons illegally trading, persons who tip material non-public information to other persons who illegally trade, and potentially companies and other controlling persons if they fail to take reasonable steps to prevent insider trading.

The Company recognizes that the Company’s directors, officers and other employees will, and other Covered Persons (defined herein) may, invest in and hold securities of the Company and encourages them to do so as a long- term investment. However, the Company is adopting this Policy in order to insulate the Company and such persons from sanctions for insider trading and to avoid any situation that could damage the Company's reputation for integrity and ethical conduct ― an important corporate asset that we have all worked hard to establish. Therefore, even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so- called insiders) could severely damage the Company's reputation.

Transactions and Securities Subject to This Policy

The term “trade” or “transactions” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of the Company’s securities, including open market sales and purchases, gifts of securities, loans of securities, exercises of stock options, stock appreciation rights or other convertible securities (whether cashless or otherwise), sales of stock acquired by the exercise of stock options or the vesting of equity awards, trades made under an employee benefit plan (such as a 401(k) plan), and contributions to a trust, in each case whether the transaction is for the individual’s own account, or over which such person exercises control over or in which such person has a beneficial interest. Certain of the foregoing transactions are subject to exceptions noted in this Policy.

Company securities subject to this Policy include common stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and any other securities that the Company may issue from time to time, including but not limited to preferred stock, notes, bonds, and convertible securities, and, whether or not issued by the Company, any derivative securities relating to any of the Company’s securities.

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Persons Subject to This Policy

This Policy covers (i) the Company’s directors, officers and other employees, as well as any other person having access to material non-public information of the Company, including any contractors or consultants to the Company, (ii) the foregoing persons’ family members or other persons who reside with them, and (iii) any other persons or entities who are affiliates of the foregoing persons or whose securities transactions are directed by the foregoing persons or subject to their influence or control (collectively, “Covered Persons”). Employees, officers, directors, contractors and consultants of the Company are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they transact in the Company’s securities.

Certain Covered Persons are, based on their position and responsibilities, deemed to have access to material non-public information concerning the Company. These persons include: (1) all officers and directors of the Company,

(2) all employees of the Company who report directly to the Chief Executive Officer, President or Chief Financial Officer and (3) any other employees of the Company designated by the Chief Executive Officer, Chief Financial Officer or General Counsel (collectively, “Restricted Persons”). Certain transaction limitations in this Policy apply to the Restricted Persons regardless of whether or not such persons have actual knowledge of material non-public information. All transactions in the Company's securities (acquisitions, dispositions, gifts, transfers, etc.) by Restricted Persons covered by this Policy must be approved in advance by the Pre-Clearance Officer (as defined herein). The Pre-Clearance Officer maintains a current list of Restricted Persons. Company employees are notified once they are added to the list and become a Restricted Person. Company employees who are not Restricted Persons must adhere to each of the other terms of this Policy (i.e. those terms that are not solely applicable to Restricted Persons) and are encouraged to adhere to the additional terms of this Policy that apply only to Restricted Persons.

The Consequences of Insider Trading Violations

The consequences of an insider trading violation can be severe. For this reason, the limitations in this Policy are necessary to avoid even the appearance of improper conduct as described above.

The civil and criminal penalties for insider trading violations under federal securities laws are as follows:

Traders and Tippers. Covered Persons (or their tippees) who trade on inside information (or tip information to others) are subject to penalties, including a civil penalty of a multiple of the profit gained or loss avoided, other civil liability to other purchasers or sellers of the Company's securities, a criminal fine (no matter how small the profit) and jail. These penalties can apply even if the individual is not a director, officer or senior executive.

Control Persons. The Company as well as any supervisory personnel that fail to take appropriate steps to prevent illegal insider trading are subject to penalties, including a civil penalty of a multiple of the profit gained or loss avoided and a criminal fine (no matter how small the profit).

Company-Imposed Sanctions. A Covered Person’s failure to comply with this Policy may subject such person to Company-imposed sanctions, including, but not limited to, dismissal for cause, whether or not such person’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

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The Company's Policy

Except for the limited exceptions set forth below, any Covered Person who is aware of material non-public information relating to the Company may not directly or indirectly through other persons or entities: (1) buy, sell or otherwise transact directly or indirectly in the Company’s securities; (2) engage in any other action to take advantage of, or pass on to other persons outside the Company, that information (except as permitted specifically under applicable Company policies and procedures); (3) suggest or recommend (including through “anonymous” communications through the Internet or elsewhere, and even if you do not share the specific information) that any person effect a transaction in the Company’s securities or to engage in any other action to take advantage of such information; or (4) assist anyone engaged in any of the foregoing activities. The Company also prohibits Covered Persons from engaging in transactions in Company securities for speculative purposes. See “Additional Prohibited Transactions” below. Notwithstanding the foregoing, sales by Covered Persons in connection with a registered primary or secondary offering of the Company are not limited by this Policy.

In addition, Covered Persons who learn of material non-public information about a company with which the Company does or may do business, including any customers, vendors, distributors or suppliers, in the course of working for or on behalf of the Company, may not transact in that company’s securities until the information becomes public or is no longer material information to that company. Any such material non-public information has been shared with the Company with the understanding that such information is only to be used to facilitate the relationship between the Company and the third party and may not be used for any other purpose. You are strictly prohibited from misappropriating such information to transact in the securities of the third party or otherwise and are obliged to keep all such information confidential, sharing it only as directly or indirectly authorized by such third party, pursuant to an agreement between the Company and such third party or as required by applicable law.

For purposes of this Policy, “material information” means any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. In short, any information is material if it could reasonably affect the price of the securities, whether positive or negative. If you are not certain if non-public information you have is material, you should treat it as if it is material.

Common examples of information that will frequently be regarded as material to the Company are (whether proposed, pending, probable or having already occurred for the Company):

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projections of future earnings or losses, or other earnings guidance, and confirmations of previously released guidance;
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analyst upgrades or downgrades of the Company or one of its securities;
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results of operations for an ongoing or recently completed period;
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earnings, earnings guidance or operational performance known by the Company that are inconsistent with the consensus expectations of the investment community; restatement of previously issued financial statements or a significant financial statement impairment or write-off of a business or assets;
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a significant increase or decrease in business performance and related metrics;
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the results of performance-based compensation plans;
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a significant expansion or curtailment of current or planned operations, including due to unexpected disruption;
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the gain or loss of a significant contract, purchase order or substantial customer or supplier;
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significant changes in accounting methods or policies, or a change in independent auditors;
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an important financing transaction or borrowings outside the ordinary course of business;
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a significant merger, acquisition, joint venture, investment or tender offer;

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a significant purchase or sale of assets, or the disposition of all or a significant portion of a significant subsidiary or business;
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the potential or actual delisting of securities from a national securities exchange;
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a significant change in the rights of securityholders;
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changes in dividend policies, the declaration of dividends, or a stock split;
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the offering of new or additional securities by the Company or a public or private sale of Company securities by a significant shareholder;
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the adoption of, amendment to or termination of a stock repurchase program, a Rule 10b5-1 trading plan, or other trading instructions provided to a broker (whether pursuant to a plan or otherwise);
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changes in senior management or significant Company-wide employment or labor challenges, such as a reduction-in-force or strikes;
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change in control of the Company;
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development of significant new products, technologies, processes or other discoveries;
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significant litigation or regulatory proceedings or investigations;
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significant changes in legislation effecting the Company’s businesses;
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shareholder activism and related activities, and the settlement thereof;
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any significant cybersecurity or other data privacy incident (including ransomware), or other breach, unauthorized access or significant damage to property or assets; and
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impending bankruptcy or financial liquidity problems.

We emphasize that this list is merely illustrative and not exhaustive.

For purposes of this Policy, “non-public” information means that such information has not been broadly disclosed to the investing public, such as by a widely disseminated press release by the Company on a major news wire or a Company filing with the SEC, and/or the investing public has not had time to absorb the information fully (See “Period of Public Absorption” below). Common examples of information that will frequently be regarded as non- public are:

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information available to a select group of persons, and often subject to confidentiality obligations to the Company;
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facts not disclosed by the Company (or an authorized person on behalf of the Company) that are the subject of rumors, speculation or statements attributed to sources not authorized by the Company, even if such information is widely circulated; and
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confidential or proprietary information of the Company, or information that has been entrusted to the Company on a confidential basis, in each case until such information has been disclosed broadly to the investing public and enough time has elapsed for the investing public to absorb the information, as described below.

Transactions by an individual in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this Policy or the legal restrictions described above; the federal securities laws do not recognize mitigating circumstances. Even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

If your securities transactions become the subject of scrutiny, they will be viewed by the SEC after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you may want to consult with your own attorney (in addition to clearing the transaction with the Pre-Clearance Officer) and carefully consider how regulators and others might view your transaction in hindsight.

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If you become aware of a potential insider trading violation of the Company’s securities, you should immediately advise the General Counsel or, in his or her absence, the Chief Financial Officer. You also should take steps, where appropriate and without disclosing confidential information of the Company, to prevent persons under your control from using non-public information of the Company.

Period of Public Absorption. If you are aware of material non-public information, you may not transact until the information has been disclosed broadly to the investing public and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, the Company has adopted a rule that information should not be considered fully absorbed by the investing public until a full trading day session has passed after the information is released. Covered Persons are required to adhere to the above rule to the extent they were previously aware of the information being announced and are encouraged to adhere to the above rule in all other circumstances; however, Restricted Persons are required to abide by the above rule under all circumstances. If, for example, the Company were to make an announcement of previously material non-public information prior to the opening of regular trading hours at Nasdaq (i.e. before 9:30am ET) on Monday, before the market opens, the affected Covered Persons should not transact in the Company's securities until Tuesday’s market opening. If such an announcement of were made during or after regular trading hours at Nasdaq (i.e. on or after 9:30am ET) on Monday, the affected Covered Persons should not transact in the Company’s securities until Wednesday’s market opening.

Quarterly Blackout Periods - Earnings Announcements. The Company’s announcement of quarterly and annual financial results and earnings guidance (collectively, an “Earnings Announcement”) have the potential to have a material impact on the trading price of the Company’s securities. Therefore, it is also our policy that a Restricted Person, and any person who is a Covered Person due to such Restricted Person, may not enter into a transaction during a reasonable period prior to the Company making, or immediately after the Company has made, a public Earnings Announcement.

Because the Company's shareholders and the investing public should be afforded the time to receive the information in the Earnings Announcement and act upon it, the Company has adopted a rule that Restricted Persons (and the other persons specified above in this paragraph) may not engage in any transaction during a period starting ten days before the end of a fiscal quarter and ending on the day after a full trading day session has passed after the Earnings Announcement is publicly released (the “Quarterly Blackout Period”). As an example of the foregoing, if a Company Earnings Announcement was made at 6pm ET on Monday or 8am on Tuesday, in either case Restricted Persons may not engage in any transaction until Wednesday’s market opening, after a full trading day session had passed since the Earnings Announcement was made. The Quarterly Blackout Period above may be modified by the Company at any time.

In order to assist Restricted Persons in complying with the Quarterly Blackout Periods, the Company will deliver an e-mail or other communication notifying such persons in advance when the Quarterly Blackout Periods are in effect. The Company’s delivery or non-delivery of such communication does not relieve a Restricted Person from full compliance with this Policy.

Disclosure of Information to Others. Serious problems could arise for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper transactions in the Company’s securities. For example, the Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information as required in the performance of regular corporate duties and only to the extent appropriate confidentiality protections are effective or in a manner that is designed to achieve broad public dissemination of the information immediately upon release. Directors, officers, employees, contractors and consultants may not, therefore, disclose information to anyone outside the Company (including through “anonymous” communications through the Internet or elsewhere), including family members and friends, other than

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in accordance with those procedures. If you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chief Financial Officer unless you are expressly authorized to the contrary by the Chief Financial Officer. The penalties set forth above for violation of this Policy apply whether or not you derive any benefit from another's actions. This requirement also serves the Company's broader interest in preserving the confidentiality of its proprietary information. If you become aware that material non-public information has been improperly disclosed by any Covered Person, you should immediately report all the facts to the Pre-Clearance Officer so that the Company may take appropriate remedial action.

Additional Prohibited Transactions.

Covered Persons may not engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. These transactions do not provide owners with the full risks and rewards of stock ownership, and therefore such persons may no longer have the same objectives as the Company or its other shareholders. Further, Covered Persons may not engage in any of the following activities with respect to securities of the Company that could create heightened legal risk and/or the appearance of improper or inappropriate conduct:

1.
Trading in Securities on a Short-Term Basis. A Covered Person’s short-term trading of the Company's securities may unduly focus Covered Persons on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any securities of the Company purchased by a Covered Person in the open market must be held for a minimum of six months and preferably longer. Note that the SEC's short-swing profit rule already prohibits officers and directors from non-exempt sales of Company securities within six months of a non-exempt purchase. We are simply expanding this rule to all Covered Persons. However, the “short-term basis” prohibition does not apply to stock option exercises and immediate sales of the underlying securities to cover the payment of the exercise price and tax withholding, except to the extent that such transactions are prohibited by law.
2.
Short Sales. Short sales (i.e., a sale of securities which are not then owned) of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities by Covered Persons are prohibited. Note that Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), already prohibits officers and directors from engaging in short sales.

3.
Publicly Traded Options. A transaction in options (other than stock options granted under a Company equity plan) is, in effect, a bet on the short-term movement of the Company's securities and therefore creates the appearance that a Covered Person is trading based on inside information. Transactions in options also may focus the attention of Covered Persons on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions by Covered Persons in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.
4.
Standing Orders. Standing orders (except under approved Rule 10b5-1 plans, see below) that extend beyond two days after the order is placed should not be used. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when a person is in possession of material non-public information.
5.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to transact in Company securities, Covered Persons

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are prohibited from holding Company securities in a margin account or pledging Company securities as collateral.
6.
Other. This Policy prohibits the use of derivative securities to separate any financial interest in Company securities from the related voting rights. In addition, to prevent any appearance of improper conduct by any Covered Persons, this Policy prohibits any transaction in Company securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative.

Pre-Clearance of All Transactions by Restricted Persons

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company has implemented the procedure set forth below.

All transactions in the Company's securities (acquisitions, dispositions, gifts, transfers, stock option exercises, etc.) by Restricted Persons must be approved in advance by the General Counsel, with consultation with the Chief Financial Officer, or if the General Counsel is not available, the Chief Financial Officer, or in either case, any of their designees (the “Pre-Clearance Officer”), even if the Quarterly Blackout Period currently is not in effect. Unless revoked, a grant of permission will remain valid until the close of trading on the fifth trading day following the day on which such permission was granted. If the transaction does not occur during the five-trading day period, pre-clearance of the transaction must be re-requested. The Pre-Clearance Officer may, if conditions warrant, rescind such permission at any time. In such case, the Pre-Clearance Officer will use good faith efforts to immediately notify the Restricted Person that permission has been revoked.

As appropriate from time to time, the Company may determine that effecting transactions in Company securities is inappropriate at a time that is outside a Quarterly Blackout Period due to material non-public information of the Company, and accordingly the Company may establish a special blackout period (a “Special Blackout Period”) for any or all Restricted Persons and may designate certain Covered Persons to be temporarily a Restricted Person covered by such Special Blackout Period (and such persons will receive prompt notice thereof). The determination of a Special Blackout Period may or may not be communicated to Restricted Persons prior to a pre-clearance request. Therefore, even if the Quarterly Blackout Period is not in effect, Restricted Persons must check with the Pre- Clearance Officer prior to any and all transactions in Company securities subject to this Policy.

Persons subject to a Special Blackout Period may not be informed of the reason for such action, and such person must avoid disclosing the existence of a Special Blackout Period to any person not otherwise subject to such restriction or, if the reason is known, to keep such reason confidential as well. Particular caution should be exercised in communicating to a broker or other person that such person cannot effectuate a trade in the Company’s securities if approached by such broker or other person.

Pre-Clearance Considerations for Company Stock Repurchase Plans

In connection with the Company’s (i) adoption of, amendment to or termination of an authorized repurchase program, (ii) adoption, modification or termination of a Rule 10b5-1 trading plan, or (iii) trading instructions to a broker to transact in the Company’s securities (pursuant to a plan or otherwise), the Pre-Clearance Officer will consider whether to establish a Special Blackout Period for one or more Restricted Persons on a facts-and-circumstances basis, including evaluating the general considerations utilized for any potential material non-public information. Particular to these matters, the Pre-Clearance Officer will consider, among other things, the public information available regarding the Company’s repurchase program, the current and recent historical trading volumes of the Company’s common stock, the potential size and timing of the Company’s repurchases and the potential size and timing of the applicable Covered Person’s transactions.

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Transactions Under Company Plans.

Stock Option/Stock Appreciation Right Exercises. Subject to the pre-clearance procedures noted above, this Policy does not restrict the exercise of a stock option or stock appreciation right pursuant to which you elect to have the Company withhold shares subject to a stock option or stock appreciation right solely to satisfy tax withholding or exercise price (or strike price) requirements. This Policy does apply, however, to any sale of stock as part of a broker- assisted cashless exercise of a stock option or stock appreciation right, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or tax withholding for a stock option or stock appreciation right.

401(k) Plan. If there is ever a Company stock fund or other Company stock purchase option in the 401(k) Plan, this Policy will not apply to any purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election previously made. The Policy will apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan may result in a liquidation of some or all of your Company stock fund balance and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. If there is ever a Company-sponsored Employee Stock Purchase Plan, this Policy will not apply to purchases of Company stock in an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also will not apply to purchases of Company stock resulting from lump sum contributions to any such plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy will apply to your election to participate in any such plan for any enrollment period, to your sales of Company stock purchased pursuant to the plan and to any changes in your elections under the plan.

Dividend Reinvestment Plan. If there is ever a Company-sponsored or third-party dividend reinvestment plan in which you participate, this Policy will not apply to purchases of Company stock under such plan resulting from your reinvestment of dividends paid on Company securities. This Policy will apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation in such a plan. This Policy also will apply to your sale of any Company stock purchased pursuant to such a plan.

Transactions Under Rule 10b5-1(c)(1). Rule 10b5-1(c)(1) under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b5 under the Exchange Act. If the pre-arranged plan meets the applicable requirements of Rule 10b5-1(c)(1), Company securities may be purchased or sold without regard to certain insider trading restrictions, including applicable blackout periods. A Rule 10b5-1(c)(1) plan must (i) be entered into during a period in which the applicable Covered Person was permitted to purchase or sell Company stock under the terms of this Policy and at a time when such person is not aware of any material non-public information, (ii) either specify the amount, pricing and/or timing of the transactions in advance or, to the extent not so specified in advance, delegate discretion for one or more of such matters to a third party who does not possess any material non-public information about the Company, (iii) include the applicable minimum cooling-off period (the time between when the plan is entered into and when trading may commence under the plan, (iv) include required representations of directors and officers, and (v) comply with the prohibitions on multiple overlapping plans and limitations on single-trade plans. The plan also must be entered into in good faith, and the person who entered into the plan must act in good faith with respect to such plan. Once the plan is adopted, the person must not exercise any influence over such trade instructions. Note that a modification in the amount, price or timing of a trade is

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considered a termination of a plan and entry into a new plan that must comply with the applicable requirements, including a new cooling-off period.

Any Covered Person who enters into, modifies or terminates a Rule 10b5-1(c)(1) plan must have such activity approved in advance by the Pre-Clearance Officer, and provide at least five business days’ notice in advance of the anticipated activity. The Company reserves the right to withhold pre-clearance of any plan the Company determines is not consistent with the requirements of the applicable regulations or this Policy. The Company also may require that any Rule 10b5-1(c)(1) plan be made with a specific broker-dealer and using a specific plan document, each pre- approved by the Company; provided, that the person will be able to provide tailored instructions in such plan in accordance with the regulations.

Section 16/Form 144 Rules Applicable to Directors, Executive Officers and Chief Accounting Officer.

Section 16. The Company’s directors, executive officers and its chief accounting officer are subject to the provisions of Section 16 of the Exchange Act with respect to Company securities (including derivatives related thereto), which among other things prohibits such persons from engaging in any non-exempt sale transaction within six months of any non-exempt purchase transaction. Penalties for violation include among other things the recovery by the Company of the “short-swing” profits.

Further, any change in such person’s pecuniary interest, directly or indirectly (including one’s spouse, children and relatives sharing one’s household, as well as other entities such as trusts, corporations, and partnerships in which such person has an interest), in any Company securities (including derivatives related thereto) must be reported to the SEC on a Form 4 within two business days of the change. Even a change in the nature of one’s ownership, e.g., from direct to indirect, must be reported, despite the fact that there is no net change. Although the Company’s General Counsel and outside counsel will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

Form 144. The Company’s directors, executive officers and other affiliates are also required to file a Form 144 with the SEC before making certain open market sales of Company securities, even those effective under a Rule 10b5-1(c)(1) plan. Form 144 notifies the SEC of the person’s intent to sell such securities. This form is generally prepared and electronically filed by a person’s broker with the SEC and is in addition to the Section 16 reports filed on such person’s behalf.

Certifications

All directors, officers and other employees will be required to certify their understanding of, and intent to comply with, this Policy. Restricted Persons will be required to certify compliance on an annual basis.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Pre- Clearance Officer. However, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use good judgment with respect to all your transactions in the Company's securities.

Term

This Policy applies to Covered Persons during their work for or with the Company. In addition, if you are in possession of material non-public information when your service to or with the Company terminates, you may not transact in Company securities until that information has become public or is no longer material.

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Prior Policy

This Policy supersedes all previous statements and policies (including the Restated Statement of Policy for Securities Trading by Company Personnel) regarding the topics addressed herein.

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